Exhibit 10.2

Third Amendment to Executive Letter of Reappointment

This Third Amendment to the Executive Letter of Reappointment by and between Opiant Pharmaceuticals, Inc. (the “Company”) and Roger Crystal (the “Employee”) (collectively, the “Parties”) dated November 26, 2012 (the “Letter”), and amended on December 31, 2012 and December 31, 2013 (the “Second Amendment”), is entered into by and between the Company and Employee effective as of January 1, 2016 (the “Third Amendment”).

WHEREAS the Letter, as amended, reengaged Employee as Chief Executive Officer (“CEO”) of the Company;

WHEREAS the Company has requested that Employee provide services beneficial to the Company that are beyond the scope of the Letter, as amended (the “Services”);

WHEREAS the Company seeks to retain Employee as CEO; and

WHEREAS the Company seeks to provide Employee with incentive to remain CEO and perform the Services;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby mutually agree to amend the Letter, as amended, with this Second Amendment as follows:

1)	Employee shall provide the Services from January 1, 2016 through December 31, 2016 (the “Term”).

2)	Any compensation granted herein by the Company to Employee shall be in addition to any other option compensation and any other warrant compensation previously granted by the Company to Employee, shall be in addition to any option compensation owed by the Company to Employee as per the Second Amendment, and shall be in addition to any accrued compensation and other cash amounts owed by the Company to Employee.

3)	From January 1, 2016 through December 31, 2016, Employee shall receive from the Company annual base cash pay of US$593,750 (the “2016 Base Cash Compensation”), which is equal to the annual base cash pay for January 1, 2015 through December 31, 2015, unless otherwise agreed in writing by the Parties. Such 2016 Base Cash Compensation shall be paid by the Company to Employee in cash installments no less often than monthly and shall be subject to all applicable payroll tax withholdings and deductions.

The Company shall pay Employee no less than US$450,000 of the total cash compensation earned by Employee between January 1, 2016 and December 31, 2016. All amounts earned by Employee between January 1, 2016 and December 31, 2016 in excess of the amounts actually paid to Employee shall accrue and be owed by the Company to Employee.

Employee shall be eligible to earn an incentive bonus in an amount and structure agreed upon by Employee and the Board of Directors of the Company (the “Board”). The amount of the incentive bonus payment shall be determined based the achievement of specific milestones, representing a combination of both individual management objectives and corporate objectives. The Board shall, in its sole discretion, determine whether such objectives have been achieved, and the amount of Employee’s incentive bonus, if any. Any bonus awarded hereunder shall be paid no later than February 15, 2017 and shall be subject to applicable payroll tax withholdings and deductions.

As a Company Employee, Employee shall accrue time off (“PTO”) under the Company’s paid time off program.

Notwithstanding the foregoing, irrespective of the employment status of Employee, the Company shall pay Employee at least fifty percent (50%) of all Owed Amounts (as hereinafter defined) by September 30, 2017 and the balance of all Owed Amounts (as hereinafter defined) by March 31, 2018. “Owed Amounts” is defined as the total cash amounts owed by the Company to Employee, including, but not limited to, earned and unpaid 2016 Base Cash Compensation, earned and unpaid base cash compensation from previous years, earned and unpaid Incentive Bonus Cash Compensation (as defined in the Second Amendment), earned an unpaid bonus compensation that is not Incentive Bonus Cash Compensation (as defined in the Second Amendment), earned and unpaid PTO, and any other amounts owed by the Company to Employee, including, but not limited to, amounts due to be reimbursed to Employee.

4)	Employee shall be entitled to timely reimbursement of all reasonable expenses incurred by Employee in the performance of duties in accordance with the Company’s policies.

5)	Subject to the approval by the Board, Employee shall be granted options to purchase shares of the Company’s common stock (the “Options”) with an exercise price per share equal to no less than the fair market value of one share of the Company’s common stock on the date of grant of the Options, as determined by the Board. The Options shall also be subject to the terms and conditions of the Company’s forthcoming stock plan.

Employee’s right to exercise any Options and any previously granted options and warrants shall not be restricted in any way by any language with respect to being in full compliance with any other agreements. Any language in any such Option, option and warrant that is the same as or comparable to “Notwithstanding anything to the contrary contained in any agreement with the Company, it is an absolute condition of the Optionee’s right to exercise any Option that the Optionee be in full compliance with any other agreements between the Optionee and the Company, including without limitation any confidentiality agreements” is hereby void, invalid, and without any force or effect.

In the event of Employee’s death, any Options, options or warrants held shall be transferrable to the Employee’s estate (or as may otherwise be provided for by Employee) and such Options, options or warrants shall become fully exercisable by Employee’s estate (or as may otherwise be provided for by Employee) except to the extent that any such Options, options or warrants have restrictions on their exercise in which case such Options, options or warrants shall not become fully exercisable until such restrictions are no longer applicable. No amendment, modification or termination of any equity grant document or any stock option awards and warrant awards shall, without the consent of Employee, materially impair any rights or obligations under any grant made to Employee.

6)	Employee shall be eligible to participate in the Company’s employee benefit plans (including medical, dental, vision and 401(k) plans), subject to eligibility requirements and the requirements of such plans. Details about these benefit plans shall be made available at Employee’s request. The Company reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate.

7)	Termination provisions and change in control provisions in all prior agreements between the Company and Employee, including in the Letter, are hereby void, invalid, and without any force or effect. As per this Third Amendment, the new termination provisions and change in control provisions applicable to Employee are as follows:

a.	Termination of Employment by the Company for Cause: Notwithstanding anything herein to the contrary, during the Term the Company may terminate the Letter, as amended, at any time for Cause (as hereinafter defined). In such an event Employee shall be deemed effectively terminated as of the time of delivery of such notice. For the avoidance of doubt, there will be no severance pay or other special payment upon such termination of employment by the Company for Cause and the Company shall not be obligated to provide any further compensation to Employee, except that Employee shall be entitled to all such options and warrants that have vested, and all Owed Amounts to which Employee is entitled to through the date of such termination and the Company shall pay Employee (or Employee’s estate, as soon as practicable after Employee’s death, if earlier) all such Owed Amounts within sixty (60) days after the date of such termination. For purposes of the Letter, as amended, “Cause” means termination based upon Employee’s (i) willful breach or willful neglect of his duties and responsibilities; (ii) conviction of or a plea of no contest with respect to a felony occurring on or after the execution of this Letter; (iii) material breach of this Letter; (iv) acts of fraud, dishonesty, misappropriation, or embezzlement; (v) willful failure to comply with the Board’s reasonable orders or directives consistent with Employee’s position; or (vi) becoming disqualified or prohibited by law from serving as CEO of the Company; provided, however, that in the case of any act or failure to act described in clauses (i), (iii), or (v) above, such act or failure to act will not constitute Cause if, within ten (10) days after notice of such act or failure to act is given to Employee by the Company, Employee has corrected such act or failure to act (if it is capable of correction).

b.	Termination of Employment by the Company without Cause and Severance Benefits Awarded: If during the Term the Company terminates Employee’s employment or if Employee resigns within twelve (12) months of a Constructive Termination (as hereinafter defined) of Employee’s employment, and in either case such termination is not for Cause, then the Company shall pay Employee (or Employee’s estate, as soon as practicable after Employee’s death, if earlier) within sixty (60) days after the date of such termination the sum of: (i) all Owed Amounts to which Employee is entitled to; (ii) (1) times the 2016 Base Cash Compensation; and (iii) one (1) times the total Incentive Bonus Cash Compensation (as defined in Second Amendment) earned by Employee, regardless whether paid to Employee, from January 1, 2015 through December 31, 2015. In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. Constructive Termination shall occur if: (i) either (A) there is a reduction of any amounts of Employee’s compensation set forth in the Letter, as amended, or a reduction in annual cash pay or a material adverse change to the incentive plan that affects Employee differentially and adversely from other employees, management, and/or officers with comparable levels of responsibility; (B) there is a material change in Employee’s authority, duties, or responsibilities, including without limitation Employee’s ceasing to be the CEO, or Employee’s no longer being part of the executive team; (C) Employee ceases to be a member of the Board, except in the event of termination for Cause or Employee death or disability; (D) upon the Company’s or its successor’s reasonable request, Employee refuses to relocate to a facility or location more than twenty (20) miles from Employee’s location at such time; (E) the Employee is subjected to discrimination, harassment or abuse as a result of Employee’s race, color, religion, creed, sex, age, national origin, sexual orientation, or disability; (F) there is a failure of a successor of the Company to assume the obligations of the Letter, as amended; or (G) there is a material breach by the Company of the Letter, as amended; and (ii) Employee provides the Board written notice within thirty (30) days after the occurrence of one or more of the above events in (i); and (iii) the Board does not remedy the condition so identified within thirty (30) days.

c.	Termination of Employment Due to Disability and Severance Benefits Awarded: The Company may terminate Employee’s employment for disability. In the event of a termination as a result of Employee’s disability, the Company shall pay Employee (or Employee’s estate, as soon as practicable after Employee’s death, if earlier) on the date which is sixty (60) days after the date of such termination the sum of: (i) all Owed Amounts to which Employee is entitled to; (ii) (A) one (1) times the 2016 Base Cash Compensation; and (iii) one-half (0.5) times the total Incentive Bonus Cash Compensation (as defined in Second Amendment) earned by Employee, regardless whether paid to Employee, from January 1, 2015 through December 31, 2015. In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

d.	Non-renewal of Employment: In the event that Employee: (i) is employed by the Company on December 31, 2016; and (ii) has not been renewed for employment as CEO from January 1, 2017 through at least December 31, 2017 with at least the following terms: (A) annual base cash pay that is at least the same as the 2016 Base Cash Compensation with such annual base cash pay paid by the Company to Employee on at least a monthly basis; (B) benefits with at least the same terms as set forth in Paragraph 6 herein; and (C) termination provisions and Fundamental Transaction provisions comparable to those set forth in (a), (b), (c), and (e) of this Paragraph 7, then the Company shall pay Employee (or Employee’s estate, as soon as practicable after Employee’s death, if earlier) on the date which is no later than February 15, 2017 the sum of: (i) all Owed Amounts to which Employee is entitled to; (ii) one (1) times the 2016 Base Cash Compensation; and (iii) one-half (0.5) times the total Incentive Bonus Cash Compensation (as defined in Second Amendment) earned by Employee, regardless whether paid to Employee, from January 1, 2015 through December 31, 2015. In the event of such non-renewal of employment, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

e.	Benefits Following a Fundamental Transaction: To the extent that during the Term there shall be a Fundamental Transaction (as hereinafter defined), notwithstanding any term to the contrary in the Letter, as amended, Employee shall be entitled to receive the Fundamental Transaction Compensation (as hereafter defined). For purposes of the Letter, as amended, a “Fundamental Transaction" shall means the Company, directly or indirectly, in one or more related transactions effects, complete or consummates, as applicable any (i) merger or consolidation of the Company with or into another person, or (ii) reclassification, reorganization or recapitalization of the Company’s common stock or any compulsory share exchange pursuant to which the Company’s common stock is effectively converted into or exchanged for other securities, cash or property, (iii) sale, lease, license, assignment, transfer, conveyance or other disposition of 50% or more of its assets, (iv) purchase offer, tender offer or exchange offer (whether by the Company or another person) pursuant to which holders of Company’s common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Company’s common stock, or (v) stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Company’s common stock (not including any shares of Company’s common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination). For all purposes of the Letter, as amended, the term Fundamental Transaction Compensation shall mean the sum of: (i) all Owed Amounts to which Employee is entitled to; (ii) one (1) times the 2016 Base Cash Compensation; and (iii) one (1) times the total Incentive Bonus Cash Compensation (as defined in Second Amendment) earned by Employee, regardless whether paid to Employee, from January 1, 2015 through December 31, 2015. In the event of a Fundamental Transaction, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. Unless the Board shall reasonably determine otherwise in good faith, in the event that the Company effects a Fundamental Transaction, each option and warrant then outstanding (the “Equity Grants”) shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Equity Grant. The holder of such Equity Grant, and the shares underlying such Equity Grant, shall have the right to receive the consideration per share receivable by other holders of shares of the Company’s common stock as a result of such Fundamental Transaction. If holders of shares of the Company’s common stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction with respect to the shares, then the Equity Grant holder shall be given the same choice. Notwithstanding the foregoing, in the event of a Fundamental Transaction and if the Board may reasonably determine in good faith, the Equity Grants may be (i) honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by the Company or its affiliates or any successor entity in the Fundamental Transaction immediately following the Fundamental Transaction; provided that any such Alternative Award must provide each holder with (a) rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the Equity Grant and (b) substantially equivalent value to such Equity Grant (determined at the time of the Fundamental Transaction); or (ii) purchased by the Company by paying to the holder an amount of cash equal to the value of the remaining unexercised portion of the Equity Grant on the date of the consummation of such Fundamental Transaction to be determined by a reasonable method selected by the Board in good faith. In the event that a successor entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of Equity Grants referring to the “Company” shall refer instead to the successor entity) the Company, such successor entity may exercise every right and power of the Company and shall assume all of the obligations of the Company under Equity Grant with the same effect as if such successor entity had been named as the Company therein. The Fundamental Transaction Compensation shall be paid to Employee within twenty (20) days of the Fundamental Transaction. For avoidance of confusion, in the event of a Fundamental Transaction while Employee is employed by the Company, Employee shall be entitled to the Fundamental Transaction Compensation and not any other termination compensation set forth elsewhere in this Paragraph 7. In the event that Employee is terminated for any reason and within one (1) year of termination there is a Fundamental Transaction, then Employee shall be entitled to the Fundamental Transaction Compensation.

8)	Except as otherwise provided herein, in the event that: (a) there is no termination of Employee or a Fundamental Transaction as per the terms of Paragraph 7 herein; and (b) Employee either (i) fails to provide the Services until December 31, 2016; or (ii) leaves the employ of the Company before December 31, 2016, then Employee shall waive: (a) all rights to any 2016 Base Cash Compensation not yet earned; (c) all rights to any bonus compensation not yet earned; (d) all rights to any PTO not yet earned; (e) all rights to any options not yet issued; and (f) all rights to the benefit plans set forth in Paragraph 6 herein, except that Employee shall receive four (4) months of such benefit plans and/or relevant reimbursements. Notwithstanding the foregoing, Employee shall be entitled to keep all vested warrants and options that have been issued to Employee and Employee shall be entitled to all Owed Amounts to which Employee is entitled to, which Owed Amounts shall be paid by the Company to Employee within sixty (60) days.

9)	This Third Amendment shall be governed by and construed in accordance with the laws of the United States, and specifically the laws of the state of California. Should a dispute arise, both parties shall subject themselves to exclusive jurisdiction of the courts of the state of California.

10)	This Third Amendment and the Letter, as amended, constitute the entire understanding between the Parties relating to its subject matter, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof. No waiver by a Party of any breach by another Party of any term, provision or condition of this Third Amendment, to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. This Third Amendment may not be modified or amended except in writing signed by the Parties. Each of the Parties hereto agrees that this Third Amendment has been jointly prepared, and that no claim may be asserted by any Party that any ambiguity in this Third Amendment may be construed against any one Party. Except as expressly herein amended, all of the terms and conditions of the Letter, as amended, shall continue in full force and effect, and the same are hereby ratified and confirmed. In the event of an inconsistency or conflict between any terms or conditions in the Letter, as amended, and in this Third Amendment, the terms in this Third Amendment shall govern.

11)	This Third Amendment may be executed in counterparts, each of which shall constitute an original but together shall constitute one and the same Third Amendment. The Parties further agree that such counterparts may be provided via scan, email, and/or facsimile to one another, each of which shall be binding upon the signatory who sends the scan, email and/or facsimile that was signed by such sending signatory. The Parties further agree to exchange the original signature pages hereof as soon as practicable after sending such scan, email and/or facsimile, but in any dispute or controversy, the Parties hereto agree that it shall not be necessary for any such Party to provide the original signature pages of the other as a condition of enforcing this Third Amendment, it being understood that such scan, email and/or facsimile signature pages shall be sufficient to establish the consent of the Party who sent the scan, email and/or facsimile that was signed by such sending signatory to be bound by the terms of this Third Amendment.

IN WITNESS WHEREOF the parties have executed this Third Amendment effective as of this 12th day of April 2016.

OPIANT PHARMACEUTICALS, INC.

By:	/s/ Dr. Michael Sinclair
Name:	Dr. Michael Sinclair
Title:	Executive Chairman and Director

By:	/s/ Dr. Roger Crystal
Name:	Dr. Roger Crystal
Title:	Chief Executive Officer